EXHIBIT 21
SUBSIDIARIES OF STATE STREET CORPORATION
The following table presents the name of certain State Street subsidiaries and the state or jurisdiction of organization. Certain subsidiaries of State Street have been omitted in accordance with SEC regulations because, when considered in the aggregate, they did not constitute a “significant subsidiary” of State Street.

Antrim Corporation	Massachusetts
Currenex INC	New York
Global Macro Fund LP	Cayman Islands
International Fund Services (Ireland) Limited	Ireland
International Fund Services (N.A.) L.L.C.	New York
Investors Boston Securities Corporation	Massachusetts
Investors Copley Securities Corporation	Massachusetts
LASER Trust	Grand Cayman
Lincoln Securities Corporation	Massachusetts
Offshore Financial Solutions LTD	Grand Cayman
Quincy Securities Corporation	Massachusetts
Sail Trust	Grand Cayman
SS Borrowdale Pty Limited	Australia
SS Scarborough Pty Limited	Australia
SSB Realty, LLC	Massachusetts
SSGM International UK	United Kingdom
State Street Australia Limited	Australia
State Street Bank and Trust Company	Massachusetts
State Street Bank GMBH	Germany
State Street Bank Luxembourg S.A.	Luxembourg
State Street Europe Holdings Germany Sarl & Co KG	Germany
State Street Europe Holdings Luxembourg Sarl	Luxembourg
State Street Europe Holdings Switzerland GMBH	Switzerland
State Street Europe Limited	United Kingdom
State Street Global Advisors, Inc	Massachusetts
State Street Global Advisors International Holdings Inc	Delaware
State Street Global Advisors Limited	United Kingdom
State Street Global Markets LLC	Massachusetts
State Street Holdings Germany GMBH	Germany
State Street International Finance Luxembourg Sarl	Luxembourg
State Street International Holdings	Massachusetts
State Street International Holdings UK Ltd	United Kingdom
State Street Intl Holdings Switzerland GMBH	Switzerland
State Street Investment Services California LLC	California
State Street Public Lending Corporation	Massachusetts
State Street Social Investments Corporation	Massachusetts